SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): January 4, 2006


                                West Marine, Inc.

                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)



    Delaware                    0-22512                      77-0355502
 ----------------           ----------------             ------------------
(State or other             (Commission File              (I.R.S. Employer
jurisdiction of                 Number)                    Identification No.)
incorporation)



             500 Westridge Drive                    95076
           Watsonville, California
       --------------------------------          ------------
   (Address of principal executive offices)       (Zip Code)



                               (831) 728-2700
                       ------------------------------
              (Registrant's telephone number, including area code)



     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 2.02.   Results of Operations and Financial Condition.

On January 4, 2006, West Marine, Inc. announced its net sales for the 13-week period (fourth quarter) ended December 31, 2005 and for the 52-week period ended December 31, 2005. A copy of this press release is being furnished as Exhibit
99.1 hereto.

Item 9.01.   Financial Statements and Exhibits.

             (a)    Not Applicable.

             (b)    Not Applicable.

             (c)    Exhibits:

              99.1  Press Release dated January 4, 2006 (furnished pursuant to
                    Item 2.02 of Form 8-K)


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       WEST MARINE, INC.




Date:  January 5, 2006                 By:/s/Eric Nelson
                                          -------------------------------
                                          Eric Nelson
                                          Senior Vice President and
                                          Chief Financial Officer




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                                                                 Exhibit 99.1



Contacts:  West Marine, Inc.
Eric Nelson, Senior Vice-President and Chief Financial Officer
(831) 761-4489
Russell Solt, Director of Investor Relations
(831) 761-4229



                  WEST MARINE REPORTS FOURTH QUARTER 2005 SALES


WATSONVILLE, CA, January 4, 2006 - West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the thirteen weeks ended December 31, 2005 were $124.8 million, an increase of 5.7% from net sales of $118.1 million a year ago. Comparable store sales for the fourth quarter of 2005 increased 3.9%, compared to a comparable store sales decrease of (3.3%) reported for the fourth quarter a year ago. Fourth quarter comparable store sales by region were as follows:


                    2005              2004

Northeast           3.9%             (7.7%)
Southeast           1.0%              2.0%
Western             8.9%             (7.4%)


Net sales for the fifty-two weeks ended December 31, 2005 were $692.2 million, an increase of 1.4% from net sales of $683.0 million for the same period a year ago. Comparable store sales for the latest fifty-two weeks decreased (2.2%), compared to a comparable store sales increase of 0.3% reported for the same period a year ago.

Peter Harris, CEO of West Marine, said, "In our third quarter conference call, we described the significant negative impact that hurricanes and continued high fuel prices were having on sales of boating merchandise. We responded to that trend with aggressive advertising and sales promotions designed to draw customers back into our stores. These efforts produced higher than expected fourth quarter sales, although at much lower than expected margins, primarily due to deep promotional pricing and a greater proportion of sales from lower margin electronics. As a result, we now expect earnings for fiscal year 2005 to range from $0.20 to $0.25 per share."


ABOUT WEST MARINE

West Marine, the country's favorite retailer of boating supplies and accessories, has over 400 West Marine stores and BoatU.S. Marine Centers in 38 states, Puerto Rico and Canada. The Company's catalog and Internet channels offer customers approximately 50,000 products - far more than any competitor - and the convenience of exchanging catalog and Internet purchases at its retail stores. The Company's Port Supply division is the country's largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).


Special Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934, including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that affect financial performance (including future revenues, earnings or growth rates) and that involve a number of risks and uncertainties. These forward-looking statements include, among other things, statements that relate to West Marine's future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include: West Marine's ability to increase customer traffic and sales at its existing stores and to open new stores as planned; West Marine's ability to successfully implement business plans and growth




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initiatives; maintenance of customer traffic and brand loyalty at BoatU.S.
stores that are rebranded as West Marine stores; borrowing availability and risks associated with a new loan facility; competitive pricing pressures; inventory management issues such as in-stock rates, shrink and obsolescence; market share erosion as competitors open new stores or expand their product offerings; the level of consumer spending on recreational water sports and boating supplies; and fluctuations in fuel prices. West Marine's operations could be adversely affected if unseasonably cold weather, prolonged winter conditions, natural disasters such as hurricanes, or extraordinary amounts of rainfall occur during the peak boating season in the second and third quarters, and other risk factors described from time to time in West Marine's filings with the Securities and Exchange Commission, including West Marine's quarterly report on Form 10-Q for the period ended October 1, 2005. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.